Exhibit 99.1

Aterian, Inc. Announces Definitive Agreement for the Sale of its

Marquee Brand Portfolio for $18 Million Subject to Adjustments

Company Also Announces $7 Million Strategic Investment and Associated Leadership Transition

SUMMIT, N.J. – April 28, 2026 (GLOBE NEWSWIRE) - Aterian, Inc. (Nasdaq: ATER) (“Aterian” or the “Company”), a consumer products company, today announced separate transactions related to its previously announced Strategic Alternative Process.

Sale of E-Commerce Brand Portfolio (the “Asset Sale”)

The Company has signed a definitive agreement with Trademark Global, LLC (“Trademark”) for the sale of assets associated with its marquee brands: Mueller Living, PurSteam, hOmeLabs, Squatty Potty, Healing Solutions, and Photo Paper Direct. Under the terms of the purchase agreement for the Asset Sale, Trademark will acquire the worldwide business of sourcing, marketing, and selling products under these labels, along with the applicable brand’s assets, including inventory, and will assume certain liabilities. Additionally, it is expected that Trademark will onboard the majority of Aterian’s employees who are dedicated to supporting these brands.

Founded in 1999, Trademark Global is a privately held, data-driven consumer brand and e-commerce supply chain platform headquartered in Lorain, Ohio. The company owns and manages 20+ consumer brands spanning over a dozen major product categories and provides major online retailers with a fully integrated solution encompassing product development, global sourcing, digital content management, warehousing, and direct-to-consumer fulfillment. Trademark Global operates as both a brand owner and scalable operating partner to leading e-commerce and omnichannel retailers, enabling disciplined assortment expansion without incremental inventory risk.

The base purchase price for the Asset Sale is $18 million in cash, which is subject to adjustment for net working capital and other transaction related costs.

The Asset Sale received unanimous approval by Aterian’s Board of Directors and is subject to approval by Aterian’s stockholders. A proxy statement describing the transaction and seeking stockholder approval of the Asset Sale is expected to be filed in early May 2026. The transaction is expected to close in the second quarter of 2026 and the Company anticipates that it will make a distribution (including in the form of a Contingent Value Right (CVR)) to its stockholders of the net proceeds from the Asset Sale in the third quarter of 2026, taking into account certain transaction expenses, debt repayment and other working capital adjustments.

Aterian anticipates that it will distribute to its stockholders one contractual non-transferable CVR per share of Company common stock held, which will entitle the CVR holder to a portion of any proceeds that may arise from, among other things, refunds related to tariffs paid by the Company beginning in 2025 and other assets expected to be liquidated over the next twelve months. Aterian’s Board of Directors has not yet declared any such dividends or CVRs nor has any record date for such distributions been set. To the extent the Aterian Board of Directors makes such a declaration and sets a record date, such declaration and record date will be announced at a later date.

Aterian expects to continue to operate its smaller remaining legacy brands such as Vremi and Xtava.

Strategic Investment and Associated Leadership Transition

Aterian entered into a securities purchase agreement for a private placement of convertible preferred stock with David Lazar (the “Strategic Investment”) in consideration for $7.0 million in cash. The financing will be completed in two tranches of $3.5 million each.

The first tranche closing of Series AA Preferred Stock was completed on April 27, 2026. The second tranche closing of Series AAA Preferred Stock is expected to occur simultaneously with the closing of the Asset Sale following the receipt of stockholder approval of the Asset Sale and the Strategic Investment. The Series AA Preferred Stock and Series AAA Preferred Stock will be subject to certain rights, preferences, privileges, and restrictions set forth in the respective certificates of designation, including a right to convert such preferred stock into shares of common stock of the Company following approval by the Company’s stockholders.

Mr. Lazar joined the Company’s Board of Directors immediately prior to the execution of the purchase agreement for the Strategic Investment. Following the closing of the second tranche, Mr. Lazar will be appointed as the Chief Executive Officer of the Company, succeeding Arturo Rodriguez. Mr. Rodriguez is expected to remain with Aterian to ensure a smooth transition of responsibilities.

Mr. Lazar and his affiliates have waived their right to receive any distribution of the net proceeds from the Asset Sale and rights to any CVR.

The Strategic Investment is subject to approval by Aterian’s stockholders and will be included in the proxy statement that is expected to be filed in early May 2026. The transaction is expected to close in the second quarter of 2026.

About David Lazar

David E. Lazar has served as the CEO and Chairman of Kala Bio Inc. (NASDAQ: KALA) since December 2025. Mr. Lazar previously served as Chief Executive Officer of Novabay Pharmaceuticals, Inc. (NASDAQ: NBY) from August - November 2025. Prior to that, Mr. Lazar served as director on the board of directors of FiEE, Inc. (NASDAQ: FIEE) (formerly Minim, Inc.) where he also served as the Chief Executive Officer and Chief Financial Officer from December 2023 to February 2025. Mr. Lazar served as interim Chief Executive Officer and principal financial officer of Bio Green Med Solution Inc. (NASDAQ: BGMS) (formerly Cyclacel Pharmaceuticals, Inc.), from January 2, 2025 through February 26, 2025. Mr. Lazar served as the Chief Executive Officer of Black Titan Corporation listed on Nasdaq (NASDAQ: BTTC) (formerly Titan Pharmaceuticals, Inc.) from August 2022 to April 2024, where he also served as a director and board chairman from August 2022 until October 2023. Mr. Lazar also served as the chief executive officer and chairman of the board of directors of OpGen, Inc. (OTC: OPGN) from March 2024 to August 2024. Mr. Lazar also served as the president and a member of the board of directors of LQR House Inc. (NASDAQ: YHC) from October 2024 to April 2025. Mr. Lazar served as the Chief Executive Officer of Activist Investing from March 2018 to April 2022.

Management Commentary

“When we began this process in late 2025, our primary objectives were to deliver value to our shareholders and protect the integrity of our brand portfolio and we believe that we have delivered on both counts,” said Arturo Rodriguez, Chief Executive Officer. “This transaction provides a strong outcome for investors while allowing our family of brands the opportunity to grow and thrive under an experienced and respected e-commerce supplier and distributor. To our customers and global partners, I am confident that you will receive the same high level of service, responsiveness, and attention to your needs that have always defined Aterian and its brands.”

“I want to welcome David to Aterian and am grateful for his support of our vision and investment in the Company’s future. I look forward to working closely with David and his team to ensure a smooth transition of responsibilities as we open this new chapter for Aterian,” said Bill Kurtz, Chair of Aterian’s Board of Directors.

Additional information regarding the transactions described above will be contained in a Form 8-K to be filed with the U.S. Securities and Exchange Commission on or about April 29, 2026. A copy of the Form 8-K may be obtained free of charge at www.sec.gov.

A.G.P / Alliance Global Partners is acting as Aterian’s financial advisor and Paul Hastings LLP is serving as the Company’s legal counsel.

IMPORTANT ADDITIONAL INFORMATION AND WHERE TO FIND IT

In connection with the proposed transactions, Aterian intends to file with the U.S. Securities and Exchange Commission (the "SEC") a preliminary proxy statement. The proposed transactions will be submitted to Aterian stockholders for their approval. Aterian may also file other documents with the SEC regarding the proposed transactions. After the proxy statement has been cleared by the SEC, a definitive proxy statement will be mailed to the stockholders of record of the Company. The board of directors of the Company will set the record date prior to mailing the definitive proxy statement. The definitive proxy statement will contain important information about the proposed transactions and related matters. This document is not a substitute for the proxy statement that will be filed with the SEC or any other documents that Aterian may file with the SEC or send to Aterian stockholders in connection with the proposed transactions. INVESTORS AND SECURITY HOLDERS OF ATERIAN ARE ADVISED TO READ THE PROXY STATEMENT REGARDING THE PROPOSED TRANSACTIONS WHEN IT BECOMES AVAILABLE (INCLUDING ALL OTHER RELEVANT DOCUMENTS THAT ARE FILED OR WILL BE FILED WITH THE SEC, AS WELL AS ANY AMENDMENTS OR SUPPLEMENTS TO THESE DOCUMENTS) CAREFULLY AND IN THEIR ENTIRETY BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT THE PROPOSED TRANSACTIONS. Investors and securityholders may obtain a free copy of the proxy statement (when available) and all other documents filed or that will be filed with the SEC by Aterian on the SEC’s website at www.sec.gov. Copies of documents filed with the SEC by Aterian will be made available free of charge on Aterian’s website at www.aterian.io or by directing a request to Investor relations at ir@aterian.io.

Participants in the Solicitation

Aterian and its directors and executive officers may be deemed “participants” in any solicitation of proxies from Aterian’s stockholders with respect to the Asset Sale and Strategic Investment. Information regarding the identity of Aterian’s directors and executive officers, and their direct and indirect interests, by security holdings or otherwise, in the Company’s securities is contained in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2025, which was filed with the SEC on March 23, 2026. Information regarding subsequent changes to the holdings of Aterian’s securities by Aterian’s directors and executive officers can be found in filings on Forms 3, 4, and 5, which are available through the SEC’s website at www.sec.gov. Additional information regarding the identity of potential participants, and their direct or indirect interests, by security holdings or otherwise, will be set forth in the proxy statement relating to the Asset Sale and the Strategic Investment if, and when, it is filed with the SEC. The proxy statement, if and when filed, as well as Aterian’s other public filings with the SEC, may be obtained without charge at the SEC’s website at www.sec.gov and on the investor relations section of our website at www.aterian.io.

About Aterian, Inc.

Aterian, Inc. (Nasdaq: ATER) is a consumer products company that builds and acquires leading e-commerce brands across multiple categories, including home and kitchen appliances, health and wellness, and air quality devices. The Company sells across the world’s largest online marketplaces, including Amazon, Walmart, and Target as well as its own direct-to-consumer websites. Aterian’s brands include Mueller Living, PurSteam, hOmeLabs, Squatty Potty, Healing Solutions, and Photo Paper Direct. To learn more, visit www.aterian.io.

Forward Looking Statements

All statements other than statements of historical facts included in this press release that address activities, events or developments that we expect, believe or anticipate will or may occur in the future are forward-looking statements. Examples of these forward-looking statements include statements concerning the proposed Asset Sale, the Strategic Investment, the transactions contemplated thereby, the timing of filing the proxy statement, the timing of completing the proposed transactions, the potential benefits of the proposed transactions and the declaration and timing of any potential dividend or distribution of CVRs. These forward-looking statements are based on management’s current expectations and beliefs and are subject to a number of risks and uncertainties and other factors, all of which are difficult to predict and many of which are beyond our control and could cause actual results to differ materially and adversely from those described in the forward-looking statements. These risks and uncertainties include, among others: the terms, structure, benefits and costs of each of the Asset Sale, the Strategic Investment, and the transactions contemplated by each of the foregoing; the timing of such transactions and whether such transactions will be consummated at all; the risk that the Asset Sale, the Strategic Investment, and the transactions contemplated by each of the foregoing, and the announcement of the same, could have an adverse effect on the ability of the Company to retain and hire key personnel and maintain relationships with partners, suppliers, employees, shareholders and other business relationships and on its operating results and business generally; the risk that the Asset Sale, the Strategic Investment, and the transactions contemplated by each of the foregoing could divert the attention and time of the Company’s management; the risk of any unexpected costs or expenses resulting from the Asset Sale, the Strategic Investment, and the transactions contemplated by each of the foregoing; the risk that any anticipated distributions of proceeds (whether via a dividend or CVR) may not be declared and paid; the risk of any litigation relating thereto; the uncertainties and variables inherent in business, operating and financial performance, including, among other things, competitive developments and general economic, political, business, industry, regulatory and market conditions, future exchange and interest rates, and changes in tax and other laws, regulations, rates and policies; our ability to continue as a going concern; our ability to maintain the listing of our common stock on Nasdaq; our ability to meet financial covenants with our lenders; our business model and our technology platform; reliance on third party online marketplaces; and other factors discussed in the “Risk Factors” section of our most recent periodic reports filed with the SEC, all of which you may obtain for free on the SEC’s website at www.sec.gov.

Although we believe that the expectations reflected in our forward-looking statements are reasonable, we do not know whether our expectations will prove correct. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof, even if subsequently made available by us on our website or otherwise. We do not undertake any obligation to update, amend or clarify these forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

Investor Contact:

The Equity Group
Devin Sullivan, Managing Director
dsullivan@theequitygroup.com

Conor Rodriguez, Associate
crodriguez@theequitygroup.com